Exhibit 21.1

Subsidiaries of the Registrant

The following sets forth the Registrant’s subsidiaries as of September 30, 2013:

Country	Subsidiary

England	Imprivata UK Limited

United States	Imprivata International, Inc., a Delaware corporation